     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        COUSINS PROPERTIES INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

                          GEORGIA                                                     58-086952
              (State or other Jurisdiction of                                      (I.R.S. Employer
               Incorporation or Organization)                                   Identification Number)

                            2500 WINDY RIDGE PARKWAY
                             ATLANTA, GEORGIA 30339
                                 (770) 955-2200
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                    TOM G. CHARLESWORTH                                                COPY TO:
         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
            OFFICER AND CHIEF INVESTMENT OFFICER                                 ALAN J. PRINCE, ESQ.
              COUSINS PROPERTIES INCORPORATED                                    KING & SPALDING LLP
                  2500 WINDY RIDGE PARKWAY                                    191 PEACHTREE STREET, N.E.
                   ATLANTA, GEORGIA 30339                                    ATLANTA, GEORGIA 30303-1763
                 TELEPHONE: (770) 955-2200                                    TELEPHONE: (404) 572-4600

 (Name, Address, Including Zip Code, and Telephone Number of Agent for Service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS OF SECURITIES                   AMOUNT TO BE          AMOUNT OF
                      TO BE REGISTERED                            REGISTERED        REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Stock................................................
Warrants....................................................     $132,140,625          $10,690.18
Debt Securities(1)..........................................
Preferred Stock.............................................        (2)(3)                (4)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) If any Debt Securities are issued at an original issue discount, there is registered hereby such greater principal amount as shall result in an aggregate initial offering price not in excess of $132,140,625. If any Debt Securities are denominated or payable in a foreign or composite currency or currencies, there is registered hereby such principal amount as shall result in a maximum aggregate initial offering price equivalent to $132,140,625 at the time of initial offering.

(2) The Registrant filed a Registration Statement on Form S-3 (File No. 333-12031) (the "Prior Registration Statement"), which registered an aggregate of $200,000,000 of Common Stock, Warrants and Debt Securities of the Registrant, $132,140,625 of which remain unsold. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus that forms a part of this Registration Statement relates to the unsold securities registered under the Prior Registration Statement, as well as the indeterminate amount of Preferred Stock registered hereby. No additional dollar amount of securities is registered hereby. The aggregate amount of securities to be sold pursuant to this Registration Statement shall not exceed $132,140,625.

(3) This registration statement also covers such indeterminate number of shares of Common Stock as shall be issuable upon exercise of Warrants and conversion of Preferred Stock. No separate consideration will be received for Common Stock issued upon exercise of Warrants or the conversion of Preferred Stock. Each security registered hereby may be issued separately or with other securities registered hereby.

(4) A registration fee of $68,966 was paid on September 16, 1996 in connection with the Prior Registration Statement. No additional dollar amount of securities is registered hereby, and accordingly, no additional filing fee is due.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO CONSTITUTES A PROSPECTUS FOR UP TO $132,140,625 OF UNSOLD COMMON STOCK, WARRANTS AND DEBT SECURITIES OF THE REGISTRANT REGISTERED UNDER THE PRIOR REGISTRATION STATEMENT, WHICH WAS DECLARED EFFECTIVE ON OCTOBER 4, 1996.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 24, 2003

PROSPECTUS

                                  $132,140,625

                        COUSINS PROPERTIES INCORPORATED

          COMMON STOCK, WARRANTS, DEBT SECURITIES AND PREFERRED STOCK

     Cousins Properties Incorporated ("Cousins", "we" or "us") may from time to time offer in one or more series or classes:

     - shares of our common stock,

     - warrants to purchase shares of our common stock,

     - unsecured, non-convertible debt securities,

     - shares of our preferred stock, or

     - any combination of these securities, individually or as units.

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

     Our principal executive offices are located at 2500 Windy Ridge Parkway, Suite 1600, Atlanta, Georgia 30339-5683 and our telephone number is (770) 955-2200.

     Our common stock trades on the New York Stock Exchange under the symbol "CUZ." On June 23, 2003, the last sales price of our common stock on the New York Stock Exchange was $26.72 per share.

     INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
Where You Can Find More Information.........................    2
Cousins Properties Incorporated.............................    3
Forward-Looking Statements..................................    3
Risk Factors................................................    4
Use of Proceeds.............................................   10
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Fixed Charges and Preferred Stock Dividends...............   10
Description of Common Stock.................................   11
Description of Warrants.....................................   15
Description of Debt Securities..............................   15
Description of Preferred Stock..............................   26
Certain Federal Income Tax Considerations...................   28
Plan of Distribution........................................   39
Experts.....................................................   40
Legal Matters...............................................   40

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC's web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus is correct at any date other than the date of the document containing the information.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Information included in the SEC's website is not incorporated by reference into this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus and any prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and up until we sell all the securities offered by this prospectus and any prospectus supplement:

     - Annual Report on Form 10-K for the year ended December 31, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     - Current Report on Form 8-K, filed on June 24, 2003; and

     - The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:

                        Cousins Properties Incorporated
                            2500 Windy Ridge Parkway
                             Atlanta, Georgia 30339
                         Attention: Investor Relations
                           Telephone: (770) 955-2200

                        COUSINS PROPERTIES INCORPORATED

     We are an Atlanta, Georgia-based, fully integrated, self administered equity real estate investment trust, or REIT. We have extensive experience in the real estate industry, including the acquisition, financing, development, management and leasing of properties. We have been a public company since 1962, and our common stock trades on the New York Stock Exchange under the symbol "CUZ." We own, directly and through subsidiaries and joint ventures, a portfolio of well-located, high-quality office, medical office, retail and land development projects and hold several tracts of strategically located undeveloped land. The strategies employed to achieve our investment goals include:

     - the development of commercial real estate which is leased to quality tenants,

     - the maintenance of high levels of occupancy within owned properties,

     - the development of single-family residential subdivisions,

     - the selective sale and financing of assets,

     - the creation of joint venture arrangements, and

     - the acquisition of quality income-producing properties at attractive prices.

     We also seek to be opportunistic and take advantage of normal real estate business cycles.

                           FORWARD-LOOKING STATEMENTS

     Certain matters contained in, or incorporated by reference in, this prospectus are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risks. These risks include, but are not limited to, general and local economic conditions, local real estate conditions, the activity of others developing competitive projects, the cyclical nature of the real estate industry, the financial condition of existing tenants, interest rates, our ability to obtain favorable financing or zoning, environmental matters, the effects of terrorism, the risks outlined in the section of this prospectus entitled "Risk Factors" and other risks detailed from time to time in our filings with the SEC.

     The words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in any forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Our forward-looking statements are based on current expectations and speak only as of the date of these statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

                                  RISK FACTORS

     RISKS ASSOCIATED WITH THE DEVELOPMENT OF REAL ESTATE, SUCH AS DELAY, COST OVERRUNS AND THE POSSIBILITY THAT WE ARE UNABLE TO LEASE A LARGE PORTION OF THE SPACE THAT WE BUILD, COULD ADVERSELY AFFECT OUR RESULTS.

     Development is an inherently risky activity, and development risks cannot be eliminated. Some of the key factors affecting our development of commercial property are as follows:

     - The availability of sufficient development opportunities. Absence of sufficient development opportunities could result in us experiencing slower growth in value creation and slower growth in earnings and funds from operations per share. Development opportunities are dependent upon a wide variety of factors. From time to time, availability of these opportunities can be extremely volatile as a result of these factors, including economic conditions and product supply/demand characteristics in a particular market.

     - Predevelopment cost write-offs. There can be significant costs incurred for predevelopment activity for projects that are abandoned. We have procedures and controls in place that are intended to minimize this risk, but it is likely that there will be predevelopment cost write-offs on an ongoing basis.

     - Project costs. Construction and leasing of a project involves a variety of costs that we cannot always identify at the beginning of a project. On occasion, costs will arise that have not been anticipated or actual costs will exceed estimated costs. These additional costs can be significant and could adversely impact our return on a project and the amount of value created from the development effort on the project.

     - Leasing risk. The success of a commercial real estate development project is dependent upon entering into leases with acceptable terms within the predefined lease-up period. It is likely that not all the space in a project is leased at the time we commit to a project. If the space is not leased on schedule and upon the expected terms and conditions, the yields, returns and value creation on the project could be adversely impacted. Whether or not tenants are willing to enter into leases on the terms and conditions acceptable to us and on the timetable we expect will depend upon a large variety of factors, many of which are outside of our control. These factors may include:

      - general business conditions in the economy or in the tenants' or prospective tenants' industries,

      - supply and demand conditions for space in the marketplace, and

      - level of competition in the marketplace.

     - Governmental approvals. We may not be able to obtain on a timely basis, or at all, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorization, which could result in possible delays, decreased profitability and increased management time and attention.

     IF INTEREST RATES OR OTHER MARKET CONDITIONS FOR OBTAINING CAPITAL OR BORROWING MONEY BECOME UNFAVORABLE, WE MAY BE UNABLE TO RAISE CAPITAL NEEDED TO BUILD OUR DEVELOPMENTS ON A TIMELY BASIS, OR WE MAY BE FORCED TO BORROW MONEY AT HIGHER INTEREST RATES, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW.

     We have various sources of capital, each of which involve a variety of risks. These sources of capital include the following:

     - Credit facilities. Terms and conditions available in the marketplace for credit facilities vary over time. We cannot assure you that the amount we need pursuant to a credit facility will be available at any given time, or at all, or that the rates and fees charged by the lender will be acceptable to us. Our current credit facility charges interest at a variable rate. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow.

     - Mortgage financing. The availability of financing in the mortgage markets varies from time to time depending on various conditions, including the willingness of mortgage lenders and life insurance companies to lend at any given point in time. Interest rates may also be volatile and we may from time to time elect to not proceed with mortgage financing due to unfavorable interest rates. This could adversely affect our ability to finance our developments. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to make the mortgage payments, the lender may foreclose, resulting in loss of income and asset value for us.

     - Property sales. Real estate markets tend to experience market cycles. Because of these cycles, the potential terms and conditions of sales, including prices, may be unfavorable for extended periods of time. Further, the presence of mortgages on our properties could hinder property sales. This could impair our ability to raise capital through property sales at times needed to fund our development projects or other cash needs.

     - Financing joint ventures. Financing joint ventures tend to be complex arrangements, and there are only a limited number of parties willing to undertake such investment structures. There is no guarantee that we will be able to undertake financing ventures at the times we need capital or on terms acceptable to us.

     We cannot assure you that the capital we require will be available. In the past, in addition to the capital sources described above, we have obtained capital through the public markets and may do so in the future. If necessary capital is not obtained when needed, we may not be able to develop and construct all the projects available to us, which could adversely affect our results of operations. Lack of financing could also result in an inability to repay maturing debt which could result in defaults and, potentially, loss of properties, as well as an inability to make distributions to our shareholders. Unfavorable interest rates could adversely impact both the cost of projects (through capitalized interest) and our current earnings and funds from operations.

     OUR OWNERSHIP OF COMMERCIAL REAL ESTATE INVOLVES A NUMBER OF RISKS, INCLUDING LEASING RISK, UNINSURED LOSSES AND CONDEMNATION COSTS, ENVIRONMENTAL ISSUES AND CONCENTRATION OF REAL ESTATE, THE EFFECTS OF WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Our assets may not generate income sufficient to pay our expenses, service our debt and maintain our properties, and, as a result, we may not be able to make distributions to our shareholders. Several factors may adversely affect the economic performance and value of our properties. These factors include, among other things:

     - changes in the national, regional and local economic climate,

     - local conditions such as an oversupply of properties or a reduction in demand for properties,

     - the attractiveness of our properties to tenants,

     - competition from other available properties,

     - changes in market rental rates, and

     - the need to periodically repair, renovate and re-lease space.

     Our performance also depends on our ability to collect rent from tenants and to pay for adequate maintenance, insurance and other operating costs, including real estate taxes, which could increase over time. Also, the expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take the property. In addition, interest rate levels, the availability of financing, changes in laws and governmental regulations (including those governing usage, zoning and taxes) and financial distress or bankruptcies of tenants may adversely affect our results of operations and financial condition.

     Leasing risk. Our operating revenues are dependent upon entering into leases with and collecting rents from tenants. National, regional and local economic conditions may adversely impact tenants and potential tenants in the various marketplaces in which projects are located, which could adversely affect their ability to continue to pay rents and possibly to occupy their space. Tenants sometimes experience bankruptcies and pursuant to the various bankruptcy laws, leases may be rejected and thereby terminated. When leases expire or are terminated, replacement tenants may or may not be available upon acceptable terms and conditions. In addition, our cash flows and net income could be adversely impacted if existing leases expire or are terminated and at such time, market rental rates are lower than the previous contractual rental rates. Our distributable cash flow and our ability to make distributions to our shareholders would be adversely affected if a significant number of our tenants fail to pay their rent due to bankruptcy, weakened financial condition or otherwise.

     Uninsured losses and condemnation losses. Accidents, earthquakes, terrorism incidents and other losses at our properties could materially adversely affect our operating results. Casualties may occur that significantly damage an operating property, and insurance proceeds may be materially less than the total loss to us. Although we maintain casualty insurance, which policies we believe to be adequate and appropriate, some types of losses, such as lease and other contract claims, generally are not insured. Certain types of insurance may not be available or may be available on terms that could result in large uninsured losses to us. We own property in California and other locations where property is subject to damage from earthquakes, as well as other natural catastrophes. We also own property that could be subject to loss due to terrorism incidents. The earthquake insurance and terrorism insurance markets, in particular, tend to be volatile and the availability and pricing of insurance to cover losses from earthquakes and terrorism incidents may be unfavorable from time to time. In addition, earthquakes and terrorism incidents could result in a significant loss that is uninsured due to the high level of deductibles or damage in excess of levels of coverage. Property ownership also involves potential liability to third parties for such matters as personal injuries occurring on the property. Such losses may not be fully insured. In addition to uninsured losses, various governmental authorities may condemn all or parts of operating properties. Such condemnations could adversely affect the viability of such projects.

     Environmental problems and costs. Environmental issues that arise at our properties could have an adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substance or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for investigation and clean-up costs incurred in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

     Joint venture and partnership structure risks. Our joint venture partners have rights to take some actions over which we have no control, which could aversely affect our interests in the related joint ventures and in some cases could adversely affect our overall financial condition or results of operations. We have interests in a number of joint ventures and partnerships and may in the future conduct our business through additional joint ventures and partnerships. These structures involve participation by other parties whose interests and rights may not be the same as ours. For example, a partner or co-investor might have economic and/or other business interests or goals which are unlike or incompatible with our business interests or goals and those partners or co-investors may be in a position to take action contrary to our interests. In addition, such partners or co-investors may become bankrupt and such proceedings could have an adverse impact on the operation of the partnership or joint venture. The rights of partners and co-investors could adversely impact both the operation and ownership of the underlying properties and the disposition of such underlying properties.

     Regional concentration of properties. A large percentage of our properties are located in Atlanta, Georgia. In the future, there may be significant concentrations in Atlanta and/or other markets. If the demand for office or retail space deteriorates in any market in which we have significant holdings, our interests could be adversely affected, including, without limitation, loss in value of properties, decreased cash flows and decreased abilities to make or maintain distributions to our shareholders.

ANY FAILURE TO TIMELY SELL THE LOTS DEVELOPED BY OUR LAND DIVISION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our land division develops residential subdivisions, primarily in metropolitan Atlanta, Georgia. Our land division also participates in joint ventures that develop or plan to develop subdivisions in metropolitan Atlanta, as well as Texas, Florida and other states. This division also from time to time supervises sales of unimproved properties that we own or control. Residential lot and home sales can be highly cyclical. We cannot assure you that, once a development is undertaken, we will be able to sell the various developed lots in a timely manner. Failure to sell any of these lots in a timely manner could result in significantly increased carrying costs and erosion or elimination of profit with respect to the development. In addition, actual construction and development costs with respect to subdivisions can exceed estimates for various reasons, including unknown site conditions. Subdivision lot sales and unimproved property sales generally arise and close fairly quickly and are, accordingly, difficult to predict with any precision. Additionally, some of our residential properties are multi-year projects, and market conditions may change between the time we decide to develop a property and the time that all or some of the lots or tracts may be ready for sale. Any estimates of such sales may differ substantially from the actual results of such sales and our results of operations may differ substantially from any such estimates.

COVENANTS CONTAINED IN OUR CREDIT FACILITY AND MORTGAGES COULD RESTRICT OR HINDER OUR OPERATIONAL FLEXIBILITY, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our credit facility imposes specified financial and operating covenants on us, such as restrictions and limitations on our ability to incur debt and create liens, leverage ratios, a fixed charge coverage ratio and interest coverage ratios. If we fail to meet those covenants, our ability to borrow may be impaired, which could potentially harm our liquidity. Additionally, some of our properties are subject to mortgages. These mortgages contain customary negative covenants, including limitations on our ability, without the lender's prior consent, to further mortgage that property, to modify existing leases or to sell that property. Compliance with these covenants could harm our operational flexibility and our financial condition.

OUR THIRD PARTY FEE BUSINESS EXPERIENCES VOLATILITY BASED ON A NUMBER OF FACTORS, INCLUDING TERMINATION OF CONTRACTS.

     We render development, leasing, property management, asset management and property services to unrelated third party property owners. Contracts for these services are generally short-term in nature and permit termination without extensive notice. Fees from such activity can be volatile due to unexpected terminations. Extensive unexpected terminations could materially adversely affect our results of operations. Further, the timing of the generation of new contracts for services is very difficult to predict. As a result of the foregoing, any estimates of revenues from such businesses may prove to be materially different from actual results.

WE MAY NOT ADEQUATELY OR ACCURATELY ASSESS NEW OPPORTUNITIES, WHICH COULD MATERIALLY HARM OUR RESULTS OF OPERATIONS.

     Our estimates and expectations with respect to new lines of business and opportunities may differ substantially from actual results, and any losses from these endeavors could materially adversely affect our results of operations. We regard ourselves as entrepreneurial in nature. We seek opportunities in various sectors of real estate and in various geographical areas and from time to time we undertake new opportunities, including new lines of business. Not all opportunities or lines of business prove to be profitable. We expect from time to time that some of our business ventures may have to be terminated because they do not meet our expectations.

WE ARE DEPENDENT UPON KEY PERSONNEL, THE LOSS OF ANY OF WHICH COULD ADVERSELY IMPAIR OUR BUSINESS.

     One of our objectives is to develop and maintain a strong management group at all levels of our company. At any given time, we could lose the services of key executives and other employees. The loss of such services could have an adverse impact upon our operations, financial results and management.

OUR RESTATED AND AMENDED ARTICLES OF INCORPORATION CONTAIN LIMITATIONS ON OWNERSHIP OF OUR STOCK, WHICH MAY PREVENT A TAKEOVER WHICH MIGHT OTHERWISE BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

     Our Restated and Amended Articles of Incorporation, as amended, impose limitations on the ownership of our stock. In general, except for certain individuals who owned stock at the time of adoption of these limitations, no person may "Own" more than 3.9% (by value) of our outstanding stock. For this purpose, "Ownership" is determined under the tax rules that apply to determine whether we satisfy the stock ownership requirements for qualification as a REIT for federal income tax purposes. The ownership limitation may have the effect of delaying, inhibiting or preventing a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.

ANY FAILURE TO CONTINUE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES COULD HAVE A MATERIAL ADVERSE IMPACT ON US AND OUR SHAREHOLDERS.

     We intend to operate in a manner to qualify as a real estate investment trust, or REIT, for federal income tax purposes. However, we cannot assure you that we have qualified or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, or the Code, for which there are only limited judicial or administrative interpretations. Certain facts and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, we cannot assure you that legislation, new regulations, administrative interpretations or court decisions will not adversely affect our qualification as a REIT or the federal income tax consequences of our REIT status.

     If we were to fail to qualify as a REIT, we would not be allowed to deduct our distributions to shareholders in computing our taxable income. In this case, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the cash available for distribution to our shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke the REIT election.

     In order to qualify as a REIT, we generally will be required each taxable year to distribute to our shareholders at least 90% of our net taxable income (excluding any net capital gain). To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100%, of our other taxable income, we will be subject to tax on the undistributed amounts at regular corporate rates. In addition, we will be subject to a 4% nondeductible excise tax to the extent that distributions paid by us during the calendar year are less than the sum of the following:

     - 85% of our ordinary income,

     - 95% of our capital gain net income for that year, and

     - 100% of our undistributed taxable income from prior years.

     We intend to make distributions to our shareholders to comply with the 90% distribution requirement, to avoid corporate-level tax on undistributed taxable income and to avoid the nondeductible excise tax. Differences in timing between taxable income and cash available for distribution could require us to borrow funds to meet the 90% distribution requirement, to avoid corporate-level tax on undistributed taxable income and to avoid the nondeductible excise tax. Satisfying the distribution requirements may also make it more difficult to fund new development projects.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes. Pending application of such net proceeds, we will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to continue to qualify for taxation as a REIT.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                  YEAR ENDED DECEMBER 31,           THREE MONTHS
                                           -------------------------------------       ENDED
                                           1998    1999    2000    2001    2002    MARCH 31, 2003
                                           -----   -----   -----   -----   -----   --------------
Ratio of Earnings to Fixed Charges.......   4.19    3.99    2.56    2.49    2.02        3.43

     There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges. We compute the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations, adjusted for equity investees and minority interests, further adjusted for amortization of capitalized interest and fixed charges less capitalized interest. Fixed charges consist of interest expense (including interest capitalized) and the portion of rental expense representing interest (estimated as 30%).

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Our authorized common stock consists of 150 million shares of common stock, par value $1.00 per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Cumulative voting for the election of directors is not permitted, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of common stock have no preemptive rights. At May 31, 2003, there were 48,289,683 shares of common stock outstanding and 8,647,013 shares of common stock reserved for issuance under our various plans.

     Shares of common stock currently outstanding are listed for trading on the New York Stock Exchange, or the NYSE, under the symbol "CUZ." We will apply to the NYSE to list the additional shares of common stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

     All shares of common stock issued will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of common stock if and when declared by our board of directors out of funds legally available therefor.

     Under Georgia law, shareholders are generally not liable for our debts or obligations. If Cousins is liquidated, subject to the rights of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     In addition to any vote otherwise required by applicable law, our Restated and Amended Articles of Incorporation, as amended, or Articles of Incorporation, provide that:

     - any merger or consolidation of Cousins with or into any other corporation,

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Cousins,

     - the adoption of any plan or proposal for the liquidation or dissolution of Cousins, or

     - any reclassification of our securities or recapitalization or reorganization of Cousins,

requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock. In addition, any amendment of or addition to our Articles of Incorporation or our Bylaws which would have the effect of amending, altering, changing or repealing the foregoing provisions of our Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock.

     The provisions of our Articles of Incorporation described above and those described below under the caption "Restrictions on Transfer" may make it more difficult, and thereby discourage, attempts to take over control of Cousins, and may make it more difficult to remove incumbent management. None of these provisions, however, prohibit an offer for all of the outstanding shares of our common stock or a merger of Cousins with another entity. Other than as set forth in this prospectus, our board of directors has no present plans to adopt any additional measures which would discourage a takeover or change in control of Cousins.

RESTRICTIONS ON TRANSFER

     In order for Cousins to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Certain Federal Income Tax Considerations." Because our board of directors believes that it is essential for us to continue to qualify as a REIT, our board of directors has adopted, and our shareholders have approved, provisions of the Articles of Incorporation restricting the acquisition of shares of stock.

     Article 11 of our Articles of Incorporation generally prohibits any transfer of shares of stock which would cause the transferee of such shares to "Own" shares in excess of 3.9% in value of the outstanding shares of all classes of stock (the "Limit"). For purposes of Article 11, "Ownership" of shares is broadly defined to include all shares that would be attributed to a "Person" for purposes of determining whether Cousins is "closely held" under Section 856(a)(6) of the Code. A "Person" is broadly defined to include an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(1) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include a corporate underwriter which participates in a public offering of our common stock for a period of seven days following the purchase by such underwriter. "Person" does not include an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code. Article 11 also prohibits any Person, except for Persons who Owned shares in excess of the Limit on December 31, 1986 ("Prior Owners"), from Owning shares in excess of the Limit. Article 11 further prohibits Prior Owners (including certain family members and other persons whose shares are attributed to such Prior Owners under the relevant sections of the Code) from acquiring any shares not Owned as of December 31, 1986, unless after any such acquisition, such Prior Owner would not Own a percentage of the value of our outstanding shares of stock greater than the percentage of the value of our outstanding shares of stock Owned by such Prior Owner on December 31, 1986, excluding, for the purpose of calculating such Prior Owner's Ownership percentage after such acquisition, shares acquired since December 31, 1986 through pro rata stock dividends or splits, shareholder approved stock plans or from Persons whose shares are attributed to such Prior Owner for determining compliance with the stock ownership requirement.

     The Articles of Incorporation allow our board of directors, in the exercise of its sole and absolute discretion, to except from the Limit certain specified shares of stock proposed to be transferred to a Person who provided our board of directors with such evidence, undertakings and assurances our board of directors may require that such transfer to such Person of the specified shares of stock will not prevent our continued qualification as a REIT under the Code. Our board of directors may, but is not required to, condition the grant of any such exemption on obtaining an opinion of counsel, a ruling from the Internal Revenue Service, assurances from one or more third parties as to future acquisitions of shares or such other assurances as our board of directors may deem to be satisfactory.

     If, notwithstanding the prohibitions contained in Article 11, a transfer occurs which, absent the prohibitions, would have resulted in the Ownership of shares in excess of the Limit or in excess of those owned by a Prior Owner on December 31, 1986, such transfer is void and the transferee acquires no rights in the shares. Shares attempted to be acquired in excess of the Limit or shares attempted to be acquired by a Prior Owner after December 31, 1986, as the case may be, would constitute "Excess Shares" under Article 11.

     Excess Shares have the following characteristics under Article 11:

     - Excess Shares shall be deemed to have been transferred to Cousins as Trustee of a trust (the "Trust") for the exclusive benefit of the Person or Persons to whom the Excess Shares are later transferred,

     - an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the particular transferee) shall be transferable by the transferee (1) at a price not exceeding the price paid by such transferee in connection with the transfer to it or (2) if the shares became Excess Shares in a transaction other than for value, at a price not exceeding the Market Price (as defined) on the date of transfer, and only to a Person who could Own the shares without the shares being deemed Excess Shares,

     - Excess Shares shall not have any voting rights and shall not be considered for the purposes of any shareholder vote or of determining a quorum for such vote, but shall continue to be reflected as issued and outstanding stock of Cousins,

     - no dividends or distributions shall be paid with respect to Excess Shares, and any dividends paid in error on Excess Shares are payable back to us upon demand, and

     - Excess Shares shall be deemed to have been offered for sale to Cousins for the period of 90 days following the date on which the shares become Excess Shares, if notice is given by the transferee to us, or the date on
       which our board of directors determines that such          shares are
       Excess Shares, if notice is not given by the transferee to Cousins. During such 90-day period, we may accept the offer and purchase any or all of such Excess Shares at the lesser of the price paid by the transferee and the Market Price (as defined) on the date we accept the offer to purchase. Before any transfer pursuant to the bullet immediately above, we must (1) be notified, (2) waive our rights to accept the offer to purchase the Excess Shares, and (3) determine in good faith that the shares do not constitute Excess Shares in the hands of the transferee.

     Under Article 11, if any Person acquires shares in violation of the prohibitions in Article 11, and we would have qualified as a REIT under the Code but for such acquisition, that Person shall indemnify us in an amount equal to the amount that will put us in the same financial position as we would have been in had we not lost our qualified REIT status. Such amount includes the full amount of all taxes, penalties, interest imposed and all costs (plus interest thereon) incurred by us as a result of losing our qualified REIT status. Such indemnification is applicable until we are again able to elect to be taxed as a REIT. If more than one Person has acquired shares in violation of Article 11 at or prior to the time of the loss of REIT qualification, then all such Persons shall be jointly and severally liable for the indemnity.

     Article 11 also requires our board of directors to take such action as it deems advisable to prevent or refuse to give effect to any transfer or acquisition of our stock in violation of Article 11, including refusing to make or honor on our books, or seeking to enjoin, a transfer in violation of Article
11. Article 11 does not limit the authority of our board of directors to take any other action as it deems necessary or advisable to protect us and the interests of our shareholders by preserving our qualified REIT status.

     Article 11 further requires any Person who acquires or attempts to acquire shares in violation of Article 11 to give us written notice of such transaction and to provide us with such other relevant information as we may request. We can request such information from any Person that we determine, in good faith, is attempting to acquire shares in violation of Article 11.

     All certificates representing shares of stock bear a legend referring to the restrictions described above.

LIMITATION OF DIRECTORS' LIABILITY

     The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to Cousins or our shareholders for monetary damages for breaches of such director's duty of care or other duties as a director. The Articles of Incorporation do not provide for the elimination of, or any limitation on, the personal liability of a director for (1) any appropriation, in violation of the director's duties, of any business opportunity of Cousins, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions or (4) any transaction from which the director derived an improper personal benefit. These provisions of our Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or Cousins.

     Under Article VI of our Bylaws, we are required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of Cousins), by reason of the fact that he is or was a director, officer, agent or employee of Cousins against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to us for:

     - any appropriation, in violation of his duties, or of any business opportunity of Cousins,

     - acts or omissions which involve intentional misconduct or knowing violation of law,

     - unlawful corporate distributions, or

     - any transaction from which such person received improper personal benefit.

Expenses incurred by any person according to the foregoing provisions shall be paid by us in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person's good faith belief that he has met the standards of conduct required under our Bylaws.

GEORGIA ANTI-TAKEOVER STATUTES

     The Georgia Business Combination Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with certain "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Cousins has not elected to be covered by these restrictions but, although we have no present intention to do so, could elect to do so in the future. The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an "interested shareholder" of the corporation, unless either (1) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an "interested shareholder", or (2) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an "interested shareholder." For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which such person became an "interested shareholder." The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

     The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an "interested shareholder" unless:

     - certain "fair price" criteria are satisfied,

     - the business combination is unanimously approved by the continuing directors,

     - the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or

     - the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period.

The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

OTHER MATTERS

     The transfer agent and registrar for our common stock is Wachovia Bank, N.A.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

     - the title of such warrants,

     - the aggregate number of such warrants,

     - the price or prices at which such warrants will be issued,

     - the designation, number and terms of shares of common stock purchasable upon exercise of such warrants,

     - the date, if any, on and after which such warrants and the related common stock will be separately transferable,

     - the price at which each share of common stock purchasable upon exercise of such warrants may be purchased,

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire,

     - the minimum or maximum amount of such warrants which may be exercised at any one time,

     - information with respect to book-entry procedures, if any,

     - a discussion of certain federal income tax considerations, and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities which may be offered by this prospectus. The debt securities will be issued under an Indenture (the "Indenture") between us and a Trustee (the "Trustee") chosen by us and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended, or TIA. The Indenture has been filed as an exhibit to our Registration Statement (No. 333-12031) on September 16, 1996 and is available for inspection at the corporate trust office of the Trustee or as described above under "Where You Can Find More Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such debt securities. All section references appearing herein are to sections of the Indenture.

GENERAL

     The debt securities will be our direct, unsecured obligations and will rank equally with all other unsecured and unsubordinated indebtedness of Cousins. As of the date of this prospectus, we have no publicly registered debt outstanding. At March 31, 2003, our total outstanding debt (including our pro rata share of unconsolidated joint venture debt) was $949.3 million. The debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of directors or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section
301).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of debt securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the Indenture.

     Reference is made to the prospectus supplement relating to the series of debt securities offered thereby for the specific terms thereof, including:

          (1) the title of such debt securities,

          (2) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount,

          (3) the percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof,

          (4) the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable,

          (5) the rate or rates, or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any,

          (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months,

          (7) the place or places where the principal of (and premium, if any), interest, if any, and additional amounts, if any, on such debt securities will be payable, such debt securities may be surrendered for registration of transfer or exchange and notices or demands to or upon us in respect of such debt securities and the Indenture may be served,

          (8) the period or periods within which, the price or prices at which, and the terms and conditions upon which such debt securities may be redeemed, as a whole or in part, at our option, if we are to have such an option,

          (9) the obligation, if any, of us to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation,

          (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered debt securities ("Registered Securities") shall be issuable and, if other than denominations of $5,000 and any integral multiple thereof, the denomination or denominations in which any bearer debt securities ("Bearer Securities") shall be issuable,

          (11) if other than the Trustee, the identity of each security registrar and/or paying agent,

          (12) if other than the principal amount thereof, the portion of the principal amount of the debt securities that shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined,

          (13) if other than U.S. dollars, the currency or currencies in which payment of the principal of (and premium, if any) or interest or additional amounts, if any, on the debt securities shall be payable or in which the debt securities shall be denominated,

          (14) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined,

          (15) whether the principal of (and premium, if any) or interest or additional amounts, if any, on the debt securities are to be payable, at our election or a holder (a "Holder") thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are to be so payable,

          (16) provisions, if any, granting special rights to the Holders of the debt securities upon the occurrence of such events as may be specified,

          (17) any deletions from, modifications of or additions to the events of default (the "Events of Default") or covenants of Cousins with respect to the debt securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture,

          (18) whether the debt securities are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities may be exchanged for Registered Securities and vice versa (if permitted by applicable laws and regulations), whether any debt securities are to be issuable initially in temporary global form and whether any debt securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global debt security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, and, if Registered Securities are to be issuable as a global debt security, the identity of the depositary for such series,

          (19) the date as of which any Bearer Securities and any temporary global debt security representing Outstanding (as hereinafter defined) debt securities shall be dated if other than the date of original issuance of the first debt security of the series to be issued,

          (20) the person to whom any interest on any Registered Security shall be payable, if other than the person in whose name that debt security is registered at the close of business on the applicable record date (the "Regular Record Date") for such interest, the manner in which, or the person to whom any interest on any Bearer Security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date (an "Interest Payment Date") will be paid,

          (21) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modifications of such provisions,

          (22) if the debt securities to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions,

          (23) whether and under what circumstances we will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option),

          (24) with respect to any debt securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of Cousins), (i) the possible effects of such provisions on the market price of our securities or in deterring certain mergers, tender offers or other takeover attempts, and our intention to comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such debt securities may be effectively subordinated; and (iii) the existence of any limitations on our financial or legal ability to repurchase such debt securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default, and

          (25) any other terms of such debt securities not inconsistent with the terms of the Indenture.

     The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Except as described under "-- Merger, Consolidation or Sale" or as may be set forth in any prospectus supplement, the Indenture does not contain any other provisions that would limit the ability of us to incur indebtedness or that would afford holders of the debt securities protection in the event of (i) a highly leveraged or similar transaction involving us, or our management, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale," we may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or the merger or consolidation of Cousins, that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the debt securities. In addition, restrictions on ownership and transfers of our common stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock -- Restrictions on Transfer." Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     The applicable prospectus supplement will summarize the nature and scope of any event risk provisions contained in any offered debt security, including the types of events protected by such provisions and any limitations on our ability to satisfy our obligations under such provisions. The applicable prospectus supplement also will summarize anti-takeover provisions in other securities of Cousins, if any,

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

which could have a material effect on the offered debt securities. Such summary will contain a detailed and quantifiable definition of any "change in control" provision.

     Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of debt securities in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, compliance with such covenants generally may not be waived with respect to a series of debt securities by our board of directors or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding debt securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant Defeasance" below apply to such series of debt securities. See
"-- Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, the debt securities of any series which are Registered Securities, other than Registered Securities issued in global form (which may be of any denomination) shall be issuable in denominations of $1,000 and any integral multiple thereof, and the debt securities which are Bearer Securities, other than Bearer Securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Trustee, provided that, at our option, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a debt security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the Regular Record Date and may either be paid to the Person in whose name such debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Trustee or we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

     Neither we nor the Trustee shall be required (i) to issue, register the transfer of or exchange any debt security if such debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the debt securities to be redeemed and ending at the close of business on (A) if such debt securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such debt securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such debt securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that (a) we shall be the continuing entity, or the successor entity (if other than Cousins) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of us or any subsidiary of Cousins (a "Subsidiary") as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale," we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the Holders of the debt securities (Section 1006).

     Maintenance of Properties. We are required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1007).

     Insurance. We are required to, and are required to cause each of our Subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1008).

     Payment of Taxes and Other Claims. We are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon our income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of us or any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. The Holders of debt securities will be provided with copies of the annual reports and quarterly reports of Cousins. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, we will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the "Financial Statements") if we were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which we would have been required so to file such documents if we were so subject. We will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of debt securities, as their names and addresses appear in the security register for the debt securities (the "Security Register"), without cost to such Holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections and (y) if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section
1010).

     Additional Covenants. Any additional or different covenants of Cousins with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any debt security of such series; (b) default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity; (c) default in making any sinking fund payment as required for any debt security of such series; (d) default in the performance of any other covenant of Cousins contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of Cousins or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of debt securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of Cousins.

     If an Event of Default under the Indenture with respect to debt securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or Securities, the terms of which provide that the principal amount thereof payable at maturity may be more or less than the principal face amount thereof at original issuance ("Indexed Securities"), such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) we shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding debt securities of any series (or of all debt securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any debt security or such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding debt security affected thereby (Section 513).

     The Trustee will be required to give notice to the Holders of debt securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to the Trustee's duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of debt securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding debt securities of any series (or of all debt securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding debt securities or series of Outstanding debt securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such debt security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such debt security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such debt security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (e) reduce the above stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or
(f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such debt security (Section 902). A debt security shall be deemed outstanding ("Outstanding") if it has been authenticated and delivered under the Indenture unless, among other things, such debt security has been cancelled or redeemed.

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding debt securities have the right to waive compliance by us with certain covenants relating to such series of debt securities in the Indenture (Section 1013).

     Modifications and amendments of the Indenture may be made by us and the Trustee without the consent of any Holder of debt securities for any of the following purposes: (i) to evidence the succession of another Person to us as obligor under the Indenture; (ii) to add to our covenants for the benefit of the Holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of debt securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no debt securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of debt securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the Holders of the debt securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of debt securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a debt security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding debt securities of such series, in any such case upon notice given as provided in the Indenture (Section
1502). Except for any consent that must be given by the Holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series duly held in accordance with the Indenture will be binding on all Holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge certain obligations to Holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 1401 and 1404).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of the Indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") (Section
1402) or (b) to be released from our obligations with respect to such debt securities under Sections 1004 to 1011, inclusive, of the Indenture (including the restrictions described under "Certain Covenants") and our obligation with respect to any other covenant, and any

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

omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such debt securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at the stated maturity date specified thereon ("Stated Maturity"), or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, we have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the Holder of a debt security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

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

     Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to Sections 1004 to 1011, inclusive, of the Indenture (which Sections would no longer be applicable to such debt securities) or described in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such debt securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

NO CONVERSION RIGHTS

     The debt securities will not be convertible into or exchangeable for any of our capital stock.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

     This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

     We have summarized the terms and provisions of the preferred stock in this section. This summary is not complete. You should read our Articles of Incorporation and the Certificate of Designation, Preferences and Rights, or Certificate of Designations, relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

GENERAL

     Pursuant to our Articles of Incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 20 million shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, we have no shares of preferred stock issued and outstanding. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

     - the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative,

     - whether and upon what terms the shares will be redeemable,

     - whether and upon what terms the shares will have a sinking fund,

     - whether and upon what terms the shares will be convertible or exchangeable,

     - whether the shares will have voting rights and the terms thereof,

     - the rights of the holders upon our liquidation, dissolution or winding-up,

     - restrictions on transfer to preserve our status as a REIT, and

     - any other relative rights, powers and limitations or restrictions.

     These terms will be described in the prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

     - the title of the series of preferred stock and the number of shares offered,

     - the initial public offering price at which we will issue the preferred stock, and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     When we issue the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

     - each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock, and

     - the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

SHAREHOLDER LIABILITY

     Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that with respect to the Company, the funds and property of the Company will be the only recourse for these acts or obligations.

RESTRICTIONS ON OWNERSHIP

     As discussed above under "Description of Common Stock -- Restrictions on Transfer," for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding stock, including any of our preferred stock, in addition to the restrictions currently applicable to all classes of our stock pursuant to Article 11 of our Articles of Incorporation. Therefore, the Certificate of Designations for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the preferred stock will be set forth in the applicable prospectus supplement.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relating to our taxation as a REIT under the Code. As used in this section, the terms "we" and "our" refer solely to Cousins Properties Incorporated and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Code.

     This section also summarizes material federal income tax considerations relating to the ownership and disposition of our common stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering of warrants, debt securities or preferred stock.

     This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     The information in this section is based on the current provisions of the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies reflected in private letter rulings issued to other taxpayers, which would not be binding on the Internal Revenue Service in any of its dealings with us. These sources are being relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change in law. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     Each prospective shareholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of our status as a REIT and the ownership and sale of our stock. This includes the federal, state, local, and foreign income and other tax consequences of the ownership and sale of our stock, and the potential changes in applicable tax laws.

TAXATION OF COUSINS PROPERTIES INCORPORATED

     General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that we have met the requirements for qualification and taxation as a REIT since our initial REIT election in 1987. We intend to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that we have qualified or will remain qualified as a REIT. We have not requested and do not intend to request a ruling from the Internal Revenue Service as to our current status as a REIT. We intend, however, to receive an opinion from our independent tax advisors stating that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2002, and that our organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and on our representations concerning our organization and operations, including representations regarding the nature of our assets and the conduct and method of operation of our business, and it cannot be relied upon if any of those assumptions and representations later prove incorrect. Moreover, continued qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, as well as the other various qualification tests imposed under the Code, the results of which will not be reviewed by our tax advisors.
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

Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. Additional information regarding the risks associated with our failure to qualify as a REIT are set forth under the caption "Risk Factors."

     The opinion of our tax advisors will be based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in their opinion. Moreover, unlike a tax ruling (which we will not seek), an opinion of counsel is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service could not successfully challenge our status as a REIT.

     If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute (or are deemed to distribute) currently to our shareholders. Even if we qualify as a REIT, however, we will be subject to federal income taxes under the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on certain items of tax preference. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the income attributable to the greater of the amount by which we failed the 75% or 95% test (or, for taxable years beginning in 2001, a 90% test in lieu of the 95% test), multiplied by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we were to acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we were to recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time we acquired it over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. We refer to this tax as the "Built-in Gains Tax."

     Activities conducted by our taxable REIT subsidiaries -- Cousins Real Estate Corporation ("CREC"), CREC II Inc. ("CREC II") and their respective corporate subsidiaries -- are subject to federal income tax at regular corporate rates. In general, a taxable REIT subsidiary may engage in activities that, if engaged in directly by a REIT, would produce income that does not satisfy the REIT gross income tests, described below, or income that, if earned by the REIT, would be subject to the 100% tax on prohibited transactions described above. A number of constraints, however, are imposed on REITs and their taxable REIT subsidiaries to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. For example, a taxable REIT subsidiary is subject to the "earnings stripping" rules of the Code with respect to interest paid to the REIT, which could defer or disallow a portion of our taxable REIT subsidiaries' deductions for interest paid to us under certain circumstances. In addition, if our taxable REIT subsidiaries make deductible payments to us (such as interest or rent), and the amount of those deductible payments is determined by the Internal Revenue Service to exceed the amount that unrelated parties would charge to each other, we would be subject to a 100% penalty tax on the excess payments. We would incur a similar 100% penalty tax on a portion of the rent we receive from our tenants, to the extent the Internal Revenue Service determines that the rent payments are attributable to certain noncustomary services provided to our tenants by our taxable REIT subsidiaries without receiving adequate compensation either from us or from our tenants.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

          (1) which is managed by one or more trustees or directors,

          (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest,

          (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code,

          (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code,

          (5) the beneficial ownership of which is held by 100 or more persons,

          (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities),

          (7) which makes an election to be a REIT (or has made such election for a previous taxable year which has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status,

          (8) which uses the calendar year as its taxable year, and

          (9) which meets certain other tests, described below, regarding the nature of its income and assets.

     The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (6) must be met during the last half of each taxable year. We have issued sufficient shares of our common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). We will be treated as having met condition (6) above for a taxable year if we complied with certain Treasury Regulations for ascertaining the ownership of our stock for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that our stock was sufficiently closely held during such year to cause us to fail condition
(6). In addition, Article 11 of our Articles of Incorporation contains restrictions regarding the transfer and ownership of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above. See "Description of Common Stock -- Restrictions on Transfer."

     In the case of a REIT owning an interest in a partnership, joint venture, limited liability company, or other legal entity that is classified as a partnership for federal income tax purposes (which we refer to collectively as partnerships), the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share (based on the REIT's capital interest in the partnership). In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests that are discussed below. We own interests in a number of partnerships (the "Subsidiary Partnerships"), and thus, our proportionate share of the assets, liabilities and items of income from the Subsidiary Partnerships are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

     Income Tests. In order to maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

     Rents that we receive will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if we, or an owner of 10% or more of our outstanding stock, directly or constructively were to own 10% or more of the ownership interests in such tenant (a "Related Party Tenant"), unless such tenant is our taxable REIT subsidiary and certain other conditions are satisfied. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rent to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to our tenants, other than through an "independent contractor" from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, the "independent contractor" requirement will not apply to noncustomary services we provide, if the annual value of such noncustomary services does not exceed 1% of the gross income derived from the property with respect to which the noncustomary services are provided (the "1% de minimis exception"). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services, and any gross income deemed to have been derived by us from the performance of noncustomary services pursuant to the 1% de minimis exception will constitute nonqualifying gross income under the 75% and 95% gross income tests. In addition, in taxable years beginning after December 31, 2000, our taxable REIT subsidiaries are permitted provide noncustomary services to our tenants without causing the rents we receive from such tenants to be disqualified as "rents from real property."

     From time to time, we may derive rent from certain tenants based, in whole or in part, on the net profits of the tenant, rent from Related Party Tenants, or rent that is more than 15% attributable to personal property. However, the amount of such nonqualifying rent income, if any, is not expected to be material, and we have complied and believe we will continue to comply with the 95% and 75% gross income tests. In addition, based on our knowledge of the real estate markets in the geographic regions in which we operate, we believe that all services that are provided to the tenants of the properties generally will be considered "usually or customarily" rendered in connection with the rental of comparable real estate. Further, we intend to provide any noncustomary services only through qualifying independent contractors or taxable REIT subsidiaries or in compliance with the 1% de minimis exception.

     We manage certain properties held by the Subsidiary Partnerships, and in return for such services, we receive certain management and accounting fees. We obtained a ruling from the Internal Revenue Service that the portion of such fees that is apportioned to the capital interests of the other partners constitutes non-qualifying gross income for purposes of Section 856 of the Code, and the portion of each fee that is apportioned our capital interest is disregarded for purposes of Section 856 of the Code. We also expect to receive certain other types of non-qualifying income, such as dividends and interest paid by CREC or CREC II to us (which will qualify under the 95% gross income test but not under the 75% gross income test). We believe, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the

Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess income.

     In addition to the 75% and 95% gross income tests, we had to meet a 30% gross income test for our taxable years that ended prior to January 1, 1998. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years, other than involuntary conversions and sales of foreclosure property, represent less than 30% of a REIT's gross income, including gross income from prohibited transactions. We believe that we met the 30% gross income test for relevant taxable years that ended prior to January 1, 1998. The 30% gross income test does not apply to our taxable years beginning on or after January 1, 1998.

     Asset Tests. At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including our allocable share of real estate assets held by the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term debt offering, cash, certain cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's debt and equity securities that we own may not exceed 5% of the value of our total assets. Fourth, we may not own more than 10% of any one issuer's outstanding voting securities. Fifth, with respect to taxable years beginning after December 31, 2000, we may not own more than 10% of the total value of any one issuer's outstanding debt and equity securities, excluding certain "straight debt" issued by an individual, a partnership in which we hold at least a 20% profits interest, or an issuer in which the only securities we hold constitute "straight debt." Mortgage debt secured by real estate assets constitutes a "real estate asset" and does not constitute a "security" for purposes of the foregoing tests.

     For taxable years beginning after December 31, 2000, the 5% asset test, the 10% voting securities test, and the new 10% value test described above do not apply to the securities of a taxable REIT subsidiary. However, the value of the debt and equity securities of all taxable REIT subsidiaries we own (including for purposes of this test only any mortgage debt issued by a taxable REIT subsidiary that is secured by real estate assets) cannot represent more than 20% of the value of our total assets. Any corporation in which a REIT directly or indirectly owns stock (other than another REIT, a corporation which directly or indirectly operates or manages a lodging facility or a health care facility, and, with certain exceptions, a corporation which directly or indirectly provides to any person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated) may be treated as a taxable REIT subsidiary if the REIT and the corporation file a joint election with the Internal Revenue Service for the corporation to be treated as a taxable REIT subsidiary of the REIT.

     We own 100% of the non-voting common stock and 100% of the cumulative preferred stock of CREC and CREC II, but we do not currently own any voting stock of either corporation. We also have made loans to CREC and CREC II. We have filed joint elections with each of CREC and CREC II to have such corporations, as well as their corporate subsidiaries, treated as our taxable REIT subsidiaries, effective as of January 1, 2001. Accordingly, the debt and equity securities of CREC and CREC II that we hold are no longer subject to the 5% asset test, the 10% voting securities test, or the 10% value test described above. In addition, because the 10% voting securities test does not apply to the securities of a taxable REIT subsidiary, we would be permitted to acquire the voting stock of CREC and CREC II, which we do not currently hold.

     We believe that our debt and equity securities of CREC and CREC II have represented, at all relevant times, less than 20% of the value of our total assets. With respect to taxable years ending on or

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prior to December 31, 2000, we believe that these securities also represented less than 5% of the value of our total assets. We also believe that the value of the securities, including unsecured debt, of each other issuer in which we have owned an interest, excluding equity interests in partnerships (which are looked through rather than treated as securities for purposes of the REIT asset tests), has never exceeded 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the "straight debt" exceptions with respect to certain issuers). No independent appraisals have been obtained, however, to support these conclusions, and our independent tax advisors, in rendering the tax opinion described above, will rely upon our representations regarding the value of our securities and our other assets. Although we plan to take steps to ensure that we continue to satisfy all of the applicable REIT asset tests, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in the taxable REIT subsidiaries or changes in our other investments.

     Annual Distribution Requirements. To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 90% (95% for taxable years before 2001) of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% (95% for taxable years before 2001) of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years before 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we may not have sufficient cash or liquid assets, from time to time, to meet the distribution requirements due to timing differences between the receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). In the event that such timing differences occur, we may need to borrow money to permit us to pay the required dividends.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If we were to fail to qualify for taxation as a REIT in any taxable year and no relief provisions were to apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our shareholders will be taxable as ordinary income. Under these circumstances, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction and individual shareholders may be eligible for a reduced tax rate on "qualifying dividend income" received from regular C corporations. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. In addition, to re-elect REIT status after being disqualified, we would have to distribute as dividends, no later
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

than the end of our first taxable year as a re-electing REIT, all of the earnings and profits attributable to our pre-1987 taxable years (when we were a taxable C corporation). Thus, to re-elect REIT status after being disqualified, we could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.

OTHER TAX CONSIDERATIONS

     We believe that each of the Subsidiary Partnerships qualifies as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).

     If a Subsidiary Partnership were treated as an association taxable as a corporation, the value of our interest in such partnership would no longer qualify as a real estate asset for purposes of the 75% asset test. Further, if a Subsidiary Partnership were treated as a taxable corporation, then we would cease to qualify as a REIT if our ownership interest in such partnership exceeded 10% of the partnership's voting interests, or the value of our debt and equity interest in such partnership exceeded 5% of the value of the our total assets or 10% of the value of the partnership's outstanding debt and equity securities. Furthermore, in such a situation, distributions from the Subsidiary Partnership to us would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for us to meet such test, and we would not be able to deduct our share of losses generated by such Subsidiary Partnership in computing our taxable income.

TAXATION OF SHAREHOLDERS

     Taxation of Taxable Domestic Shareholders. On May 28, 2003, President Bush signed into law the Jobs Growth Tax Relief Reconciliation Act of 2003. Under this legislation, certain "qualified dividend income" received by domestic non-corporate shareholders in taxable years 2003 through 2008 is subject to tax at the same tax rates as long-term capital gain (generally, under the new legislation, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced tax rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2008), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as a "qualified dividend income" eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT's "REIT taxable income" for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT's income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not expect to receive a material amount of dividends from our taxable REIT subsidiaries or from other taxable corporations, and we do not expect to pay a material amount of federal income tax on undistributed REIT taxable income or a material amount of Built-in Gains Tax. Therefore, as long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income (except, in the case of non-corporate shareholders, to the limited extent that we are treated as receiving "qualified dividend income" from our stock interests in CREC or CREC II or as a result of paying federal income tax on undistributed REIT taxable income or Built-in Gains
Tax). In addition, as long as we qualify as a REIT, corporate shareholders will not be eligible for the dividends received deduction as to any dividends received from us.

     Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed
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

the adjusted basis of the shareholder's shares of our common stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of our common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend that we declare in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

     We may make an election to treat all or part of our undistributed net capital gain as if it had been distributed to our shareholders. As described above, these undistributed amounts would be subject to corporate-level tax payable by us. If we were to make such an election, our shareholders would be required to include in their income as long-term capital gain their proportionate shares of our undistributed net capital gain. Each shareholder would be deemed to have paid his or her proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder in computing his or her own federal income tax liability. In addition, the tax basis of the shareholder's stock would be increased by his or her proportionate share of the undistributed net capital gains included in his or her income, less his or her proportionate share of the income tax imposed on us with respect to such gains.

     Domestic shareholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, we would carry over such losses for potential offset against our future income, subject to certain limitations. Taxable distributions from us and gain from the sale of our shares will not be treated as passive activity income and, therefore, domestic shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of our stock (or distributions, if any, taxable at capital gain rates), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains or distributions, as the case may be, will be taxed at ordinary income rates.

     In general, any gain or loss realized upon a taxable disposition of our shares by a domestic shareholder who is not a dealer in securities will be treated as a capital gain or loss. Any loss upon a sale or exchange of shares of our common stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from us that were required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of our shares may be disallowed if other shares of our stock are purchased within 30 days before or after the disposition.

     For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. Under current law, the highest marginal non-corporate income tax rate applicable to ordinary income is 35%. Any capital gain recognized or otherwise properly taken into account on or after May 6, 2003 and before January 1, 2009, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15% with respect to capital assets held for more than one year. (The maximum rate is currently 20% for gain taken into account before May 6, 2003 or after December 31, 2008.) The tax rates applicable to ordinary income apply to gain from the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by us as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we also may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gain rates or at the 25% rate applicable to unrecaptured depreciation.

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

     The characterization of income as capital or ordinary also may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of its capital gains, with unused losses eligible to be carried back three years and forward five years.

     Information Reporting and Backup Withholding. We will report to our domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding, at a rate equal to the fourth lowest rate of federal income tax applicable to ordinary income of individuals, with respect to dividends paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide his or her correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding may be applied as a credit against the shareholder's federal income tax liability, which could result in a refund. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "Taxation of Foreign Shareholders" below.

     Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has ruled publicly that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). Based upon this ruling and subject to the discussion below regarding qualified pension trust investors, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares of our stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the Internal Revenue Service.

     A "qualified trust" (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") by relying on a special "look-through" rule under which shares held by qualified trust shareholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein, and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" if either (i) a single qualified trust holds more than 25% of the value of the REIT shares or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on its UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the "look-through" rule.

     Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.
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

     Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Shareholder files an IRS Form W-8ECI with us properly claiming that the distribution is "effectively connected" income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, such excess will constitute gain subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. In addition, the portion of such distributions in excess of current and accumulated earnings and profits, to the extent not subject to the 30% withholding tax on dividends, will be subject to a 10% withholding tax under FIRPTA, unless the Non-U.S. Shareholder obtains a withholding certificate from the Internal Revenue Service establishing the right to a reduced amount of FIRPTA withholding. The Non-U.S. Shareholder may seek a refund from the Internal Revenue Service of excess tax withheld if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits or, if the 10% withholding tax applied, did not give rise to taxable gain under FIRPTA.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of FIRPTA. Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file U.S. federal income tax returns. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount may be applied as a credit against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. We believe that we currently qualify as a "domestically controlled REIT," and that the sale of common stock by a Non-U.S. Shareholder will not therefore be subject to tax under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. Shareholder's gain would be taxed under FIRPTA would depend on whether our common stock is regularly traded on an established securities market at the time of sale and on the size of the selling shareholder's interest in our stock. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the investment in our common stock is treated as effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a
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nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of our common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

STATE AND LOCAL TAXES

     Cousins Properties Incorporated, its subsidiaries, and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions), and their state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

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

                              PLAN OF DISTRIBUTION

     We may sell any securities:

     - to or through underwriters or dealers,

     - through agents,

     - directly to one or more purchasers, or

     - through a combination of any of these methods of sale.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed from time to time,

     - at market prices prevailing at the time of sale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     For each series of securities, the prospectus supplement will set forth the terms of the offering including:

     - the initial public offering price,

     - the names of any underwriters, dealers or agents,

     - the purchase price of the securities,

     - our proceeds from the sale of the securities,

     - any underwriting discounts, agency fees, or other compensation payable to underwriters or agents,

     - any discounts or concessions allowed or reallowed or repaid to dealers, and

     - the securities exchanges on which the securities will be listed, if any.

     If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

     If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

     Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

     We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

     The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     One or more of the underwriters, dealer or agents, and/or one or more of their respective affiliates, may be a lender under our credit facility and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of our business.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express unqualified opinions and include an explanatory paragraph relating to the impact of the adoption of Statements of Financial Accounting Standard No. 133 and No. 144, and which is based in part on the report of other auditors), which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements and schedule of CSC Associates, L.P. appearing in the Annual Report (Form 10-K) of Cousins Properties Incorporated for the year ended December 31, 2002, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

     It is intended that a tax opinion will be rendered by our independent tax advisors.

                                 LEGAL MATTERS

     The legality of the securities will be passed upon for Cousins by King & Spalding LLP, Atlanta, Georgia.

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                                    PART II

                  INFORMATION NOT REQUIRED IN THIS PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee*........   $      0
New York Stock Exchange Listing Fee.........................     50,000
Accounting fees and expenses................................    150,000
Legal fees and expenses.....................................    250,000
Printing and distribution fees..............................    100,000
Miscellaneous expenses......................................     25,000
                                                               --------
          Total Expenses....................................   $575,000
                                                               ========

---------------

* A registration fee of $68,966 was paid on September 16, 1996 in connection with the Registrant's Registration Statement on Form S-3 (File No. 333-12031). No additional amount of securities is registered hereby, and accordingly, no additional filing fee is due.

     All fees other than the SEC registration fee are estimated. Unless otherwise specified in the applicable prospectus supplement, all of the expenses of the issuance and distribution of the securities being offered will be borne by us.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Part 5 of Article 8 of the Georgia Business Corporation Code (the "GBCC") states:

14-2-850. PART DEFINITIONS.

     As used in this part, the term:

     (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

     (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

          (A) A party to the proceeding; or

          (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

     (4) "Expenses" include counsel fees.

     (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

     (6) "Official capacity" means:

          (A) When used with respect to a director, the office of director in a corporation; and

          (B) When used with respect to an officer, as contemplated in Code
     Section 14-2-857, the office in a corporation held by the officer.

Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

     (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851. AUTHORITY TO INDEMNIFY.

     (a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

          (1) Such individual conducted himself or herself in good faith; and

          (2) Such individual reasonably believed:

             (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

             (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

             (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

     (d) A corporation may not indemnify a director under this Code section:

          (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

          (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

14-2-852. MANDATORY INDEMNIFICATION.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. ADVANCE FOR EXPENSES.

     (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

          (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

          (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this Code section shall be made:

          (1) By the board of directors:

             (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

             (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

          (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

     (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

          (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

          (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

14-2-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

     (b) The determination shall be made:

          (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

          (2) By special legal counsel:

             (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

             (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

          (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph
(b)(2)(B) of this Code section to select special legal counsel.

14-2-856. SHAREHOLDER APPROVED INDEMNIFICATION.

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

          (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

          (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (3) For the types of liability set forth in Code Section 14-2-832; or

          (4) For any transaction from which he or she received an improper personal benefit.

     (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

     (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

          (1) To the same extent as a director; and

          (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

             (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

             (B) Acts or omissions which involve intentional misconduct, or a knowing violation of law;

             (C) The types of liability set forth in Code Section 14-2-832; or

             (D) Receipt of an improper personal benefit.

     (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

     (c) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

     (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. INSURANCE

     A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. APPLICATION OF PART

     (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

     (b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

     (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

     (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

     (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

RESTATED AND AMENDED ARTICLES OF INCORPORATION AND BYLAWS

     As permitted by the GBCC, the Registrant's Restated and Amended Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions under Section 14-2-832 of the GBCC or (d) for any transaction from which the director derived an improper personal benefit.

     Under Article VI of the Registrant's Bylaws, the Registrant is required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of the Registrant), by reason of the fact that he is or was a director, officer, agent or employee of the Registrant against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to the Registrant for (i) any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which such person received improper personal benefit. Expenses incurred by any person according to the foregoing provisions shall be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person's good faith belief that he has met the standards of conduct required under the Bylaws.

ITEM 16.  EXHIBITS

EXHIBIT
-------
   1.1*   Form of Underwriting Agreement.
   3.1    Restated and Amended Articles of Incorporation of
          Registrant, as amended August 9, 1999, filed as Exhibit 3.1 in the Registrant's Form 10-Q for the quarter ended June 30,
          2002, and incorporated herein by reference.
   3.2    By-laws of Registrant, as amended April 29, 1993, filed as
          Exhibit 3.2 in the Registrant's Form 10-Q for the quarter
          ended June 30, 2002, and incorporated herein by reference.
   4.1    Form of Indenture between the Registrant and the Trustee,
          filed as Exhibit 4.1 to the Registrant's Registration
          Statement on Form S-3 (File No. 333-12031), filed on
          September 16, 1996 and incorporated herein by reference.
   4.2*   Form of Certificate of Designations relating to the
          Preferred Stock.
   5.1    Opinion of King & Spalding LLP regarding the legality of the preferred stock being registered.
   8.1    Opinion of King & Spalding LLP regarding certain tax
          matters.
   8.2**  Opinion of the Registrant's independent tax advisors regarding certain tax matters.
  12.1    Computation of Ratio of Earnings to Fixed Charges and Ratio
          of Earnings to Fixed Charges and Preferred Stock Dividends.
  23.1    Consent of King & Spalding LLP (included as part of its
          opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).
  23.2    Consent of Deloitte & Touche LLP.
  23.3    Consent of Ernst & Young LLP.
  24.1    Power of Attorney (included on signature page).
  25.1**  Statement of Eligibility of Trustee on Form T-1.

---------------

 * To be filed by amendment or incorporated by reference from a Current Report on Form 8-K.

** To be filed by amendment.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that,

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 24th day of June, 2003.

                                          COUSINS PROPERTIES INCORPORATED

                                          By:    /s/ TOM G. CHARLESWORTH
                                            ------------------------------------
                                                    Tom G. Charlesworth
                                                 Executive Vice President,
                                                Chief Financial Officer and
                                                  Chief Investment Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas D. Bell, Jr., Tom G. Charlesworth and James A. Fleming, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent related registration statements and amendments thereto pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or such person's substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 24, 2003.

              SIGNATURE                                TITLE
              ---------                                -----

       /s/ THOMAS D. BELL, JR.           President, Chief Executive Officer
--------------------------------------     and Vice Chairman of the Board
         Thomas D. Bell, Jr.               (Principal Executive Officer)


       /s/ TOM G. CHARLESWORTH            Executive Vice President, Chief
--------------------------------------      Financial Officer and Chief
         Tom G. Charlesworth               Investment Officer (Principal
                                                 Financial Officer)


        /s/ MICHAEL A. QUINLAN                 Senior Vice President,
--------------------------------------       Chief Accounting Officer,
          Michael A. Quinlan             Controller and Assistant Secretary
                                           (Principal Accounting Officer)


          /s/ T. G. COUSINS                    Chairman of the Board
--------------------------------------
            T. G. Cousins

              SIGNATURE                                TITLE
              ---------                                -----


      /s/ RICHARD W. COURTS, II                       Director
--------------------------------------
        Richard W. Courts, II


       /s/ LILLIAN C. GIORNELLI                       Director
--------------------------------------
         Lillian C. Giornelli


        /s/ TERENCE C. GOLDEN                         Director
--------------------------------------
          Terence C. Golden


          /s/ BOONE A. KNOX                           Director
--------------------------------------
            Boone A. Knox


       /s/ HUGH L. MCCOLL, JR.                        Director
--------------------------------------
         Hugh L. McColl, Jr.


       /s/ WILLIAM PORTER PAYNE                       Director
--------------------------------------
         William Porter Payne